EXHIBIT 99.1



   DIAMOND JO, LLC ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31,
                                      2004


(Dubuque, IA -- May 13, 2004) Diamond Jo, LLC ("DJL"), owner and operator of the Diamond Jo Casino in Dubuque, Iowa and indirect parent of The Old Evangeline Downs, L.L.C. ("OED"), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, today reported financial results for the quarter ended March 31, 2004.

A conference call with management is scheduled for Thursday, May 13, 2004 at 9:00 a.m. EST, and can be accessed by calling (800) 218-0713. For your convenience, the call can be retrieved for replay for a period of one week (through May 20, 2004) by calling (800) 405-2236 code: 580250.


FIRST QUARTER 2004 RESULTS

Consolidated Results

Consolidated net revenue for the first quarter of 2004 was $35.6 million, compared to $15.7 million in the first quarter of 2003. Consolidated income from operations during the first quarter of 2004 rose to $5.1 million as compared to $3.2 million reported in the first quarter of 2003. Consolidated net loss to common members' interest for the first quarter of 2004 was $2.6 million, compared to $2.0 million for the first quarter of 2003.

In the first quarter of 2004, Diamond Jo, LLC reported consolidated Adjusted EBITDA of $8.5 million, an increase of 112.2 percent when compared to $4.0 million for the first quarter 2003. The increase is primarily due to the opening of the casino portion of the Evangeline Downs Racetrack and Casino on December 19, 2003. (See the accompanying tables and footnotes, which reconciles Adjusted EBITDA to net loss from common members' interest.)

The Company ended the quarter with $40.1 million of cash (of which $20.8 million is unrestricted cash and $19.3 million is restricted cash). Total debt outstanding at March 31, 2004 including the current portion, was $230.9 million. The Company incurred $5.3 million of capital expenditures during the three-month period ended March 31, 2004. Of this total, $4.5 million related to construction and development activities at Evangeline Downs Racetrack and Casino and $0.3 million and $0.5 million related to non-construction related improvements and maintenance capital expenditures at DJL and OED, respectively. The expenditures primarily related to the purchase of new slot machines at the Diamond Jo and conversions of slot machines at OED to incorporate ticket-in, ticket-out technology, which we believe enhances customer service and produces operating efficiencies.


Diamond Jo (property only)

In the first quarter of 2004, Adjusted EBITDA at the Diamond Jo increased over the comparable period of the prior year by approximately $0.1 million to $3.7 million. In the first quarter of 2004, net revenues at the Diamond Jo increased over the comparable period of the prior year by approximately $0.3 million to $12.2 million. Net revenues increased during the 2004 period primarily due to an increase in casino revenues of approximately $0.3 million. Net revenues include casino revenues of approximately $12.1 million and food and beverage and other revenues of approximately $0.8 million, less promotional allowances of approximately $0.7 million.


Evangeline Downs Racetrack and Casino (property only)

For the first quarter of 2004, OED's Adjusted EBITDA and net operating revenues were approximately $4.8 million and $23.4 million, respectively. Net revenues for the 2004 period include casino revenues of approximately $18.1 million, racing and off-track betting revenues of approximately $4.4 million, and food and beverage and other revenues of approximately $2.3 million, less promotional allowances of approximately $1.4 million. Results from operations of OED for the periods described above are not comparable to prior periods due to the casino opening in December 2003.


Refinancing

On April 16, 2004, DJL and The Old Evangeline Downs Capital Corp. completed a Rule 144A private placement of $233 million principal amount of 8 3/4% senior secured notes due 2012 (the "Peninsula Gaming Notes"). The Peninsula Gaming Notes were issued at a discount of approximately $3.3 million. Interest on the Peninsula Gaming Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2004.

DJL used the net proceeds from the sale of the Peninsula Gaming Notes (all payments based on outstanding balances as of April 16, 2004): (1) to irrevocably deposit funds in an escrow account to redeem all of DJL's existing 12 1/4% senior secured notes due 2006 in an amount (including call premium and accrued interest) of approximately $79.9 million; (2) to repurchase approximately $116.3 million principal amount of OED's 13% senior secured notes due 2010 for an aggregate amount (including tender premium, accrued interest and contingent interest) of approximately $134.6 million; (3) to pay accrued distributions on DJL's outstanding preferred membership interests-redeemable of approximately $1.1 million; (4) to pay related fees and expenses of approximately $13.4 million; and (5) for general corporate purposes. As a result of the issuance of the Peninsula Gaming Notes, DJL incurred a loss of approximately $8.9 million consisting of the write-off of deferred financing fees of approximately $2.1 million, the payment of a call premium on the DJL senior secured notes of approximately $5.7 million, interest on the DJL senior secured notes of approximately $0.7 million and the write-off of bond discount of approximately $0.4 million. In connection therewith, OED also incurred a loss of approximately $26.8 million consisting of the write-off of deferred financing fees of approximately $8.4 million, the payment of a tender premium on the OED senior secured notes of approximately $16.3 million and the write-off of bond discount of approximately $2.1 million.

Pro forma for the closing of the Peninsula Gaming Notes transactions, DJL's cash balance at March 31, 2004 would have been $41.8 million (of which $37.4 million is unrestricted cash and $4.4 million is restricted cash) and total debt would have been $275.8 million.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond DJL's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by DJL with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. DJL assumes no obligation to update such information.

Diamond Jo, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

                                                                 THREE MONTHS ENDED     THREE MONTHS ENDED
                                                                   MARCH 31, 2004         MARCH 31, 2003

REVENUES:
   Casino                                                           $       30,193        $       11,782
   Racing                                                                    4,366                 3,645
   Food and beverage                                                         2,818                   839
   Other                                                                       201                    58
   Less promotional allowances                                              (2,013)                 (654)
                                                                 --------------------  ---------------------
                  Total net revenues                                        35,565                15,670
                                                                 --------------------  ---------------------

EXPENSES:
   Casino                                                                   15,054                 5,014
   Racing                                                                    3,504                 2,847
   Food and beverage                                                         2,281                   731
   Boat operations                                                             573                   567
   Other                                                                       125                     9
   Selling, general and administrative                                       5,528                 2,518
   Depreciation and amortization                                             2,896                   819
   Pre-opening expense                                                         221
   Development costs                                                            21
   Management fee                                                              257
                                                                 --------------------  ---------------------
                  Total expenses                                            30,460                12,505
                                                                 --------------------  ---------------------

INCOME FROM OPERATIONS                                                       5,105                 3,165
                                                                 --------------------  ---------------------

OTHER INCOME (EXPENSE):
   Interest income                                                              57                    80
   Interest expense, net of amounts capitalized                             (7,693)               (5,032)
   Interest expense related to preferred members' interest,
     redeemable                                                                (90)
   Loss on disposal of assets                                                                        (87)
                                                                 --------------------  ---------------------
                  Total other expense                                       (7,726)               (5,039)
                                                                 --------------------  ---------------------


NET LOSS BEFORE PREFERRED MEMBER
     DISTRIBUTIONS                                                          (2,621)               (1,874)



LESS PREFERRED MEMBER DISTRIBUTIONS                                                                  (91)
                                                                 --------------------  ---------------------
NET LOSS TO COMMON MEMBERS' INTEREST                                $       (2,621)       $       (1,965)
                                                                 ====================  =====================


Diamond Jo, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)


The following is a reconciliation of Adjusted EBITDA to Net Loss from Common Members' Interest:

                                                    ADJUSTED EBITDA(3)
                                               THREE MONTHS ENDED MARCH 31,
                                               ------------------------------
                                                    2004           2003
                                               --------------- --------------
Diamond Jo(1)                                  $        3,705  $       3,629
OED(2)                                                  4,795            355
                                               --------------- --------------
Total Adjusted EBITDA(3)                                8,500          3,984
Diamond Jo:
   Development costs                                      (21)
   Depreciation and amortization                         (577)          (752)
   Interest expense, net                               (2,808)        (2,731)
   Loss on sale of assets                                                (87)
   Preferred member distributions                                        (91)
OED:
   Depreciation and amortization                       (2,319)           (67)
   Pre-opening expense                                   (221)
   Management fee                                        (257)
   Interest expense, net                               (4,918)        (2,221)
                                               --------------- ---------------
Net loss to common members' interest           $       (2,621) $      (1,965)
                                               =============== ===============


(1) Reflects results of operations of the Diamond Jo for the three months ended March 31, 2004 and 2003.

(2) Reflects results of operations of OED for the three months ended March 31, 2004 and 2003.

(3) Adjusted EBITDA is defined as operating income plus depreciation and amortization, pre-opening expense, development expense and management fees. Adjusted EBITDA is presented to enhance the understanding of our financial performance and our ability to service our indebtedness. Although Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs, we understand that Adjusted EBITDA is used by certain investors as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Adjusted EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the Unites States of America ("GAAP") and should not be considered as an alternative to, or more meaningful than, our net loss or income from operations, as indicators of our operating performance, or our cash flows from operating activities, as a measure of our liquidity or any other measure determined in accordance with GAAP. This definition of Adjusted EBITDA may not be the same as that of similarly named measures used by other companies and is not the same as the definition used in the indenture governing the Notes or any of our other debt agreements.



         Contacts:

         Diamond Jo, LLC
         Natalie A. Schramm, 563-690-2120